Exhibit 3.72

VORNADO REALTY TRUST

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST:   The title of the document being corrected is Amendment of Declaration of Trust (the “Amendment”).

SECOND:        The sole party to the Amendment is Vornado Realty Trust, a Maryland real estate investment trust (the “Trust”).

THIRD:             The Amendment was filed with the State Department of Assessments and Taxation of Maryland (“SDAT”) on May 23, 1996 at 3:02 p.m.

FOURTH:        The provision of the Amendment which is to be corrected and as previously filed with SDAT is the section as set forth below:

1. The Amendment adding the following sentence to Article IX, Section 9.1(b) of the Declaration of Trust which, as previously filed, reads as follows:

The Board of Trustees, without any action by the shareholders of the Company, may amend the Amended and Restated Declaration of Trust from time to time to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that the Company is authorized to issue.

is corrected to read as follows:

The Board of Trustees, without any action by the shareholders of the Trust, may amend the Amended and Restated Declaration of Trust from time to time to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that the Trust is authorized to issue.

FIFTH: The undersigned Executive Vice President – Finance and Administration and Chief Financial Officer acknowledges this Certificate of Correction to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President – Finance and Administration and Chief Financial Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused this Certificate of Correction to be executed in its name and on its behalf by its Executive Vice President – Finance and Administration and Chief Financial Officer and attested by its Secretary this 25th day of July, 2007.

VORNADO REALTY TRUST
/s/ Joseph Macnow
Joseph Macnow
Executive Vice President – Finance and Administration and Chief Financial Officer

ATTEST:
/s/ Alan J. Rice
Alan J. Rice
Secretary